Exhibit 23.1

10 Anson Road
#06-15 International Plaza
Singapore 079903
Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 17, 2024, except for Note 7 and Note 13 as to which the date is April 15, 2024, and except for Note 1, Note 12 and Note 15 as to which the date is July 2, 2024. in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of Pyro AI Inc. and its subsidiaries (collectively referred to as the “Group”) as of June 30, 2023 and 2022, and the related statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the two years in the period ended June 30, 2023 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore

September 4, 2024